Exhibit 99.1

New York Mortgage Trust Declares Fourth Quarter
2011 Common Stock Dividend of $0.25 Per Share and an
Additional Special Dividend of $0.10 Per Share

NEW YORK, NY – December 15, 2011 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.25 per share on shares of its common stock for the quarter ending December 31, 2011, and an additional special cash dividend of $0.10 per share of common stock. The dividends will be payable on January 25, 2012 to common stockholders of record as of December 27, 2011.

The payment of the special dividend is due to the fact that the Company anticipates that its REIT taxable income for 2011 will exceed the sum of the regular quarterly dividends paid to date and the regular quarterly cash dividend of $0.25 per share of common stock for the quarter ending December 31, 2011. As a REIT, the Company is required to distribute annually to stockholders at least 90% of its REIT taxable income.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate related assets. These include Agency and non-Agency mortgage-backed securities, high credit quality residential adjustable rate mortgage loans, commercial mortgage loans and other financial assets. As a REIT, New York Mortgage Trust, Inc. is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividends and the Company’s anticipated REIT taxable income for 2011. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates, changes in mortgage default rates and prepayment rates, and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), all of which can be accessed at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For Further Information
AT THE COMPANY
Steven R. Mumma,
Chief Executive Officer and President
Phone:  212-792-0109
Email: smumma@nymtrust.com